Exhibit 10.321

LEASE

HCP TPSP, LLC

“Landlord”

AND

LIGAND PHARMACEUTICALS, INCORPORATED

“Tenant”

11085 NORTH TORREY PINES ROAD

SAN DIEGO, CALIFORNIA

(i)

(ii)

LEASE

THIS LEASE (“Lease”) is made as of the 7th day of August, 2009, by and between HCP TPSP, LLC, a Delaware limited liability company (“Landlord”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Tenant”).

1. Lease Premises.

1.1 Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, those certain premises (“Premises”) consisting of a total of approximately 30,343 rentable square feet of space in that certain office building located at 11085 North Torrey Pines Road, San Diego, California (the “Building”), and comprised of (i) approximately 10,181 rentable square feet of office space located on the first (1st) floor of the Building (the “First Floor Premises”), and (ii) approximately 20,162 rentable square feet of office and laboratory space on the third (3rd) floor of the Building (the “Third Floor Premises”). The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the Building, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.3, below, or the elements thereof or of the accessways to the Premises or the Project, as that term is defined in Section 1.2, below.

1.2 The Building and The Project. The Building is part of an office project currently known as “Torrey Pines Science Park”. The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the other buildings located in the vicinity of the Building and within Torrey Pines Science Park (the “Adjacent Buildings”), (iii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the Adjacent Buildings and the Common Areas are located, and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project (provided that the addition of any such areas shall not increase the amounts payable by Tenant under this Lease on a net basis). The site plan for the Project is attached hereto as Exhibit A-1.

1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 10 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas are collectively referred to herein as the “Common Areas”). The Common Areas may include a cafeteria or other restaurant located within the Project, a health club located within the Project, park or other facilities open to the general public and sidewalks, walkways, parkways, driveways and landscape areas located within and appurtenant to the Project. However Landlord makes no representation that any such Common Areas, whether or not such Common Areas are available as of the date of this Lease, shall be available throughout the entire Lease Term. The manner in which the Common Areas are maintained and operated shall be in the reasonable discretion of Landlord, provided that Landlord shall maintain and operate the same in a manner consistent with that of other first-class life science buildings in the vicinity of the Project, and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right (i) to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, passages ways, stairways, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (ii) to add additional buildings and improvements to the Common Areas; (iii) to use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Project; and (iv) to do and perform such other acts and make such other changes in, to or with respect to the Common Areas as Landlord may deem to be appropriate; provided, however, that in no event shall any such actions by Landlord materially increase the amount of Additional Rent payable by Tenant or materially decrease Tenant’s beneficial use and enjoyment of the Premises. To the extent that the fitness center currently existing in the Building remains an amenity available to the other tenants and occupants of the Project, Tenant shall be entitled to the non-exclusive use of such fitness center during the Lease Term, provided such use shall be subject to Landlord’s reasonable rules and regulations, and subject to the payment of the then-applicable standard and non-discriminatory usage fees.

2. Basic Lease Provisions.

2.1 For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1.1 Rentable Area of the Premises: Approximately 30,343 square feet.

2.1.2 Rentable Area of the Building: Approximately 85,021 square feet.

2.1.3 Rentable Area of Project: Approximately 291,541 square feet.

2.1.4 Basic Annual Rent: $1,219,788.60, subject to three percent (3%) annual increases.

2.1.5 Monthly Installment of Basic Annual Rent:

Months or Period During Term	Monthly Installment of Basic Annual Rent
1 – 12	$101,649.05
13 – 24	$104,698.52
25 – 27	$107,839.48
28 – 36 *	$111,074.66 *
37 – 39 *	$114,406.90 *

* Applicable during the Extension Period, as more particularly set forth in Article 34, below

2.1.6 Term Commencement Date: October 1, 2009.

2.1.7 Term Expiration Date: Twenty-seven (27) months from the Term Commencement Date

2.1.8 Permitted Use: Uses permitted in Section 10.1

2.1.9 Address for Rent Payment:

HCP Life Science REIT

File 51091

Los Angeles, California 90074-1091

Addresses for Notices to Landlord:

HCP TPSP, LLC

c/o HCP Estates USA Inc.

444 North Michigan Avenue, Suite 3230

Chicago, IL 60611

Attn: Randy Rohner

Telecopier: (312) 755-0700

with a copy to:

HCP TPSP, LLC

c/o HCP, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, CA 90806-2473

Attn: Legal Department

Telecopier: (562) 733-5219

and a copy to:

Allen Matkins Leck Gamble Mallory & Natsis

1901 Avenue of the Stars, Suite 1800

Los Angeles, CA 90067

Attn: Anton N. Natsis

Telecopier: (310) 788-2400

Address for Notices to Tenant:

Ligand Pharmaceuticals Incorporated

11085 North Torrey Pines Road, Suite 100

San Diego, California 92121

Attn: Chief Financial Officer

2.1.10 Security Deposit: $203,298.10

3. Term.

3.1 The term of this Lease (the “Term”) shall commence on the date set forth in Section 2.1.5, above, and each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution hereof by each of the parties hereto.

3.2 The approximate Term of this Lease is as set forth in Section 2.1.6. The actual Term of this Lease will be that period from the Term Commencement Date through the Term Expiration Date, subject to earlier termination of this Lease or extension of the term of this Lease as provided herein.

3.3 Tenant acknowledges and agrees that the Premises under this Lease may not be Ready for Occupancy on October 1, 2009. In such case, the Term Commencement Date shall nevertheless be October 1, 2009, since under (and subject to) the terms of that certain Lease Termination Agreement dated as of July 31, 2009, by and between Tenant, as tenant, and TPSC IX, LLC, as landlord (the “Lease Termination Agreement”), with respect to the Science Center Premises, Tenant shall have no further obligation to pay rent with respect to such Science Center Premises on and after October 1, 2009.

3.4 Notwithstanding the foregoing, in the event that Landlord fails to cause the Tenant Improvements in the First Floor Premises to be Substantially Completed on or before December 1, 2009 (the “Outside Anticipated Term Commencement Date”) (subject to events of force majeure and Tenant delays as set forth in Section 5.2 of the Tenant Work Letter), then for the period commencing as of the Outside Anticipated Commencement Date, and ending upon the date Landlord causes the Premises to be Ready for Occupancy (each day thereof, a “Day of Late Delivery”), then Tenant shall be entitled to receive, on a day-for-day basis, an abatement of the Base Rent (as that term is defined in Section 3.1, below) otherwise attributable to the Premises commencing on the Outside Anticipated Term Commencement Date and continuing for the total number of Days of Late Delivery.

4. Possession and Commencement Date.

4.1 Landlord shall tender possession of the Premises to Tenant on or before the Outside Anticipated Term Commencement Date.

4.2 Landlord and Tenant shall execute a written acknowledgment of the Term Commencement Date and the Term Expiration Date when such is established, in substantially the form attached hereto as Exhibit C.

4.3 Landlord hereby consents to Tenant’s early entry into the Third Floor Premises on or after the full execution and delivery of this Lease by Landlord and Tenant (“Early Entry Period”) for the purpose of installing telecommunications cablings, furniture, fixtures and equipment as more particularly set forth in Section 6.1 of the Tenant Work Letter, or for the conduct of the Permitted Use for such Third Floor Premises as more particularly set forth in Section 10.1, below. During any period Tenant is in the Premises prior to the Term Commencement Date, Tenant will comply with and observe all laws, safety rules and procedures, and comply with, and be bound by, all terms and conditions of this Lease other than payment of Rent.

4.4 Landlord acknowledges that (i) the occupant of the Premises immediately prior to Tenant, Torrey Pines Therapeutics (“Prior Occupant”), utilized Hazardous Material (as defined in Section 33.5 below) in the Premises; (ii) Prior Occupant has completed its required cleanup and decommissioning of the Premises prior to Tenant’s entry into the Premises pursuant to this Lease, (iii) copies of applicable documentation relating to such clean-up and decommissioning have been provided to Tenant, and (iv) notwithstanding any provision of this Lease (including, but not limited to, the Tenant Work Letter), Tenant is not liable or responsible for anything related to or caused by Prior Occupant’s use of the Premises.

5. Rent.

5.1 Tenant agrees to pay Landlord as Basic Annual Rent for the Premises the sum set forth in Section 2.1.3, subject to the rental adjustments provided in Article 6. Basic Annual Rent shall be paid in the equal monthly installments set forth in Section 2.1.4, each in advance on the first day of each and every calendar month during the term of this Lease.

5.2 In addition to Basic Annual Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”), at the times hereinafter specified in this Lease, Direct Expenses as provided in Article 7, reimbursement and expenses of Landlord’s performance of any obligations of Tenant under this Lease, and all other amounts that Tenant assumes or agrees to pay under the provisions of this Lease, including without limitation any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

5.3 Basic Annual Rent and Additional Rent shall together be denominated “Rent.” Except as expressly set forth in this Lease, Rent shall be paid to Landlord, without notice, demand, abatement, suspension, deduction, setoff, counterclaim, or defense except as set forth in this Lease or pursuant to law (unless otherwise set forth in this Lease), at the office of Landlord as set forth in Section 2.1.8 or to such other person or at such other place as Landlord may from time to time designate in writing.

5.4 In the event the term of this Lease commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then current rate for such fractional month prior to the commencement of the partial month.

5.5 Except as otherwise expressly set forth in this Lease, this is an absolutely triple net lease to Landlord. It is the intent of the parties that the Basic Annual Rent payable under this Lease shall be a net return to Landlord and that Tenant shall pay all costs and expenses relating to the Premises unless otherwise expressly provided in this Lease.

6. Rental Adjustments. As shown in Section 2.1.4 the initial Basic Annual Rent set forth in Section 2.1.3 shall be increased each year by three percent (3%). As more particularly set forth in Section 2.1.4, the first such increase shall become effective commencing with that monthly rental installment which is first due on or after the first (1st) annual anniversary of the Term Commencement Date and subsequent increases shall become effective on the same day of each calendar year thereafter for so long as this Lease continues in effect.

7. Additional Rent and Direct Expenses.

7.1 General Terms. In addition to paying the Basic Annual Rent specified in Article 2 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 7.2.6 and 7.2.2 of this Lease, respectively. All amounts due under this Article 7 as Additional Rent shall be payable for the same periods and in the same manner as the Basic Annual Rent. Without limitation on other obligations of Tenant which survive the expiration of the Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 7 shall survive the expiration of the Term.

7.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 7, the following terms shall have the meanings hereinafter set forth:

7.2.1 “Cost Pools” shall have the meaning set forth in Section 7.3, below.

7.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

7.2.3 “Expense Year” shall mean each calendar year in which any portion of the Term falls, through and including the calendar year in which the Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

7.2.4 “Operating Expenses” shall mean, subject to the limitations and provisions of this Lease, all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (other than to tenant-occupied portions of the Project), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the reasonable cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including reasonable and commercially typical management fees and reasonable accounting fees of the Project, and other fees of all contractors and consultants in connection with the management, operation, maintenance and repair of the Building; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and (subject to (xiii) below) replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial services (other than to tenant-occupied portions of the Project), the cost of alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses or to enhance the safety or security of the Project or its occupants in commercially reasonable manner, (B) that are required to comply with legally mandated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost) over such period of time as is commercially reasonable; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 7.2.5, below, and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building with adjacent property, including, without limitation, any covenants, conditions and restrictions affecting the property, and reciprocal easement agreements affecting the property, any parking licenses, and any agreements with transit agencies affecting the Property, or any other Project Documents (as that term is defined in Section 10.2, below, other than parking agreements entered into by Landlord with respect to the temporary use of the Project parking facilities by third parties (for example, such as in connection with parking for U.S. Open golfing events). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a) costs, including legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original or future construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants occupying space in the Project after the Term Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any Common Areas of the Project or parking facilities);

(b) except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(c) costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(d) any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(e) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(g) amount paid as ground rental for the Project by the Landlord;

(h) except for a Project management fee to the extent allowed pursuant to item (l) below, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i) any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(j) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;

(k) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(l) fees payable by Landlord for management of the Project in excess of four percent (4%) of Landlord’s base rental revenues;

(m) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(o) costs arising from the gross negligence or willful misconduct of Landlord in connection with this Lease; and

(p) costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Term Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

7.2.5 Taxes.

7.2.5.1. “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

7.2.5.2. Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

7.2.5.3. Any costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 7 for such Expense Year. If Tax Expenses for any period during the Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses.

7.2.5.4. Notwithstanding anything to the contrary contained in this Section 7.2.5 (except as set forth in Section 7.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to

Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 7.5 of this Lease.

7.2.6 “Tenant’s Share” shall mean 10.41%, which is based on the Rentable Area of the Premises divided by the Rentable Area of the Project.

7.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

7.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Section 7.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

7.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Within one hundred twenty (120) days after the end of each Expense Year, Landlord shall give to Tenant a statement (with reasonable detail and explanation) (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon receipt of the Statement for each Expense Year commencing or ending during the Term, Tenant shall pay, with it’s the next installment of Basic Annual Rent due more than thirty (30) days after Tenant’s receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 7.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 7. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall pay to Landlord such amount within thirty (30) days of Tenant’s receipt of the Statement, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 7.4.1 shall survive the expiration or earlier termination of the Term.

7.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give Tenant, as soon as the same is available, a yearly expense estimate statement with reasonable detail and explanation (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 7, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with the installment of Basic Annual Rent due thirty (30) days after Tenant’s receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 7.4.2). If the thirty (30) day period ends prior to the commencement of the applicable Expense Year, then the fraction to the period is one-twelfth

(1/12th). If not, such one-twelfth (1/12th) fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Basic Annual Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

7.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

7.5.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

7.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 7.5.1, above.

7.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or Tenant’s Share of any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

7.6 Intentionally deleted.

7.7 Allocation of Direct Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, certain of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, are determined annually for the Project as a whole (the “Project Direct Expenses”), and a portion of such Project Direct Expenses shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) based on the proportion of the rentable square footage of the Building as compared to the rentable square footage of all the buildings in the Project, and such portion shall be deemed to be Direct Expenses which are applicable to the Building for purposes of this Lease. In addition, to the extent that the fitness center currently existing in the Building remains an amenity available to the other tenants and occupants of the Project, the Direct Expenses incurred with respect to such fitness center shall be deemed Direct Expenses applicable to the entire Project, as opposed to Direct Expenses applicable to the only the Building.

8. Tenant’s Right to Inspect. Tenant shall have the right, upon reasonable notice, to inspect and copy documents showing in reasonable detail the actual Direct Expenses expense paid by Landlord. Landlord shall maintain such documents as are reasonably necessary for such purpose for a period of not less than one (1) year. If, after such inspection, Tenant disputes the amount of Direct Expenses payable by Tenant, Tenant shall be entitled to retain an independent nationally or regionally recognized certified public accountant to audit or review Landlord’s records to determine the proper amount of Direct Expenses. If such audit or review reveals that Landlord has overcharged Tenant, then within ten (10) business days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge. If the audit reveals that Tenant was undercharged, then within ten (10) business days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge. Tenant agrees to pay the cost of such audit if Tenant the Direct Expenses charged to Tenant are within three percent (3%) of Landlord’s actual costs, and Landlord shall pay the cost of such audit if its actual costs are less than ninety-seven percent (97%) or more than one hundred three percent (103%) of the Direct Expenses charged to Tenant.

9. Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 2.1.9, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statue, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 9, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 9, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

10. Use.

10.1 Tenant shall use the First Floor Premises solely for general office use consistent with a first-class suburban, science park office building and Tenant shall not use or permit the First Floor Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, exercised in good faith. With regard to the Third Floor Premises, Tenant may use the Third Floor Premises for any of those purposes, and only those purposes, allowed by (i) the City of San Diego Scientific Research Zone Ordinance in effect from time to time and as applicable to the Third Floor Premises, (ii) any other applicable laws, regulations, ordinances, requirements, permits and approvals applicable to the Project, and (iii) all covenants, conditions and restrictions in the Project Documents (defined in the following Section 10.2) or otherwise recorded against the Project, and shall not use the Third Floor Premises, or permit or suffer the Third Floor Premises to be used, for any other purpose without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, exercised in good faith. Landlord acknowledges that Tenant’s activities may include scientific research and development pertaining to pharmaceuticals (including radio-active materials and other regulated substances), corporate and other office space, ancillary manufacturing capabilities, and a vivarium, subject to the terms, conditions and restrictions set forth in Article 33. Tenant may change the use of the Third Floor Premises from time to time as long as such changed use is authorized by this Section 10.1, such use is legally permissible, and Tenant first obtains the written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, exercised in good faith. Tenant shall be responsible, at its sole cost and expense, for obtaining all operating permits, licenses and governmental approvals necessary for the operation of the uses permitted hereunder (the “Permitted Uses”) from the Premises and for determining that the Premises and Building are suitable for the Permitted Use. Tenant shall deliver copies of all such operating permits, licenses and governmental approvals to Landlord prior to using the Premises for any purpose for which any such permit, license or approval is required and upon any renewal or replacement thereof.

10.2 Tenant shall conduct its business operations and use the Premises in compliance with all federal, state, and local laws, regulations, ordinances, regulations, requirements, permits and approvals applicable to the Premises, and the Project Documents described below. Tenant shall not use or occupy the Premises in violation of any law or regulation. Tenant shall immediately deliver to Landlord copies of all written notices pertaining to any alleged violation of federal, state or local laws, regulations, ordinances, requirements, permits, approvals or any alleged violation of any of the Project Documents.

Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof, including any duty to make structural or capital improvements, alterations, repairs and replacements to the Premises.

This Lease, and any sublease or assignment entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any of the Project Documents affecting the Property which may be amended or modified from time to time in a manner consistent. with the terms and intent of such Project Documents.

The “Project Documents” include the Hazardous Material Documents, as such are defined in Section 33.4, as they may be amended from time to time.

10.3 Tenant shall not do or permit to be done anything which will invalidate or increase the cost of any fire, extended coverage or any other insurance policy covering the Premises, or which will make such insurance coverage unavailable on commercially reasonable terms and conditions, and shall comply with all rules, orders, regulations and requirements of the insurers of the Premises.

10.4 Subject to the terms of the Tenant Work Letter attached hereto as Exhibit B, Tenant shall comply with the Americans with Disabilities Act of 1990 (“ADA”), and the regulations promulgated thereunder, as amended from time to time. All responsibility for compliance with the ADA relating to the Premises and the activities conducted by Tenant within the Premises shall be exclusively that of Tenant and not of Landlord (subject, however, to the terms of Section 1.1 of the Tenant Work Letter), including any duty to make structural or capital improvements (as set forth in Section 7.2 above), alterations, repairs and replacements to the Premises. Any alterations to the Premises made by Tenant for the purpose of complying with the ADA or which otherwise require compliance with the ADA shall be done in accordance with Article 17 of this Lease; provided, that Landlord’s consent to such alterations shall not constitute either Landlord’s assumption, in whole or in part, of Tenant’s responsibility for compliance with the ADA, or representation or confirmation by Landlord that such alterations comply with the provisions of the ADA. However, nothing in this Lease shall be construed to require Tenant to make structural or capital improvements, alterations, repairs or replacements to comply with ADA unless and until Landlord or Tenant has received written notice of the need for such capital improvements, alterations, repairs or replacements from a court of law exercising proper jurisdiction with regard thereto, or from any government entity. Notwithstanding the foregoing, Tenant shall have the right to object to and defend against any such notice from a governmental entity, provided that (a) Tenant has good faith belief that such improvements, alterations, repairs or replacements are unnecessary and not required to comply with ADA and (b) Tenant agrees to indemnify and defend Landlord against and save Landlord harmless from all demands, claims, causes of action and judgments, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys’ fees), relating to Tenant’s objection or defense against any such notice from a governmental entity.

10.5 No sign, advertisement, or notice shall be exhibited, painted or affixed by Tenant on any part of the Premises which is visible from outside the Building, or any part of the exterior of the Building or elsewhere in the Premises, without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. The expense of design, permits, purchase and installation of any signs shall be the responsibility of Tenant and the cost thereof shall be borne by Tenant. Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program. At the termination of the Lease, all signs shall be the property of Tenant and may be removed from the Premises by Tenant, subject to the provisions of Article 28.

10.6 No equipment shall be placed at a location within the Building other than a location designed to carry the load of the equipment. Equipment weighing in excess of floor loading capacity shall not be placed in the Building.

10.7 Tenant covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the rules and regulations set forth in Exhibit D, attached hereto.

11. Brokers. Other than Tenant paying a commission to Cushman & Wakefield, Inc., pursuant to a separate agreement, the parties represent and warrant one to the other that there have been no dealings with any real estate broker or agent in connection with the negotiation of this Lease. Tenant and Landlord shall each be responsible for any commission or other amount claimed by or due as set forth above. Each shall indemnify, defend, protect, and hold harmless the other from any claim of any broker as a result of any act or agreement of the indemnitor.

12. Holding Over.

12.1 If, with Landlord’s written consent, Tenant holds possession of all or any part of the Premises after the expiration or earlier termination of this Lease, Tenant shill become a tenant from month to month upon the date of such expiration or earlier termination, and in such case Tenant shall continue to pay in accordance with Article 5 the Basic Annual Rent as adjusted from the Term Commencement Date in accordance with Article 6, together with Operating Expenses in accordance with Article 7 and other Additional Rent as may be payable by Tenant, and such month-to-month tenancy shall be subject to every other term, covenant and condition contained herein. Such continued occupancy with Landlord’s consent shall include up to three (3) months so long as Tenant has given written notice to Landlord at least nine (9) months prior to such expiration or termination of the term.

12.2 If Tenant remains in possession of all or any portion of the Premises after the expiration or earlier termination of the term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufferance upon the terms of this Lease as may be applicable to a tenant at sufferance and any such holdover shall not constitute an extension of this Lease; except that Tenant shall pay monthly rental for the first three (3) months shall be equal to one hundred twenty percent (120%) of the Basic Annual Rent in effect during the last twelve (12) months of the Term, and thereafter shall be equal to one hundred fifty percent (150%) of the Basic Annual Rent in effect during the last twelve (12) months of the regular Lease Term. In addition, if Landlord delivers ninety (90) days prior written notice to Tenant that a specifically identified successor occupant is ready, willing and able to move in and occupy the Premises upon the expiration or termination of the term hereof, then Landlord may pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant, may recover all damages, direct or consequential resulting therefrom, and Tenant shall indemnify, defend, and hold Landlord harmless from and against any losses, damages, or claims related thereto.

12.3 Acceptance by Landlord of Rent after such expiration or earlier termination shall not result in a renewal or reinstatement of this Lease.

12.4 The foregoing provisions of this Article 12 are in addition to and do not affect Landlord’s right to re-entry or any other rights of Landlord under Article 24 or elsewhere in this Lease or as otherwise provided by law.

13. Intentionally Omitted.

14. Condition of Premises.

14.1 Subject to the terms of the Tenant Work Letter and this Lease, Tenant acknowledges and agrees that Tenant is taking possession of the Premises in their “as-is” condition and that neither Landlord nor any agent of Landlord has made any representation or warranty, express or implied, with respect to the condition of the Premises, or with respect to their suitability for the conduct of Tenant’s business.

14.2 Subject to the terms of the Tenant Work Letter and this Lease, Tenant’s taking possession of the Premises shall constitute acceptance of the Premises in the condition in which they then exist, and shall waive any right or claim Tenant may have against Landlord for any cause directly or indirectly arising out of the condition of the Premises, appurtenances thereto, the improvements thereon and the equipment thereof.

14.3 Landlord hereby assigns to Tenant, and Tenant shall have the benefit of on a non-exclusive basis, any and all warranties (if any) with respect to the design, materials and construction of the improvements within the Premises which are assignable to Tenant. Landlord and Tenant agree to cooperate with regard to the enforcement of all such warranties, rights and claims. All such warranties, rights and claims shall revert to Landlord exclusively upon the expiration or earlier termination of this Lease. Tenant shall comply with whatever maintenance and similar standards are required to maintain any applicable warranties in affect.

14.4 Landlord shall not be sued or named as a party in any suit or action to enforce any such warranty except as may be necessary to secure jurisdiction of Landlord or to the extent necessary to enforce any such warranty. Landlord shall not be required to answer or otherwise plead to any complaint and no judgment will be taken or writ of execution levied against Landlord with respect thereto. Without limited the foregoing, Tenant shall (i) not name Landlord as a party or participant in any suit or action to such warranty except as may be necessary to secure jurisdiction of Landlord or to the extent necessary to enforce any. such warranty, (ii) Tenant shall indemnify, defend and hold harmless Landlord against any claims, suits or actions related to the enforcement of any such warranties.

14.5 At the expiration, or earlier termination of this Lease, or upon the exercise of any right of Landlord to dispossess Tenant from the Premises, Tenant shall surrender the Premises in good and clean condition and repair, ordinary wear and tear, casualty and condemnation excepted, and in accord with the requirements of this Lease, including Article 33 hereof.

15. Parking Facilities. Commencing on the Term Commencement Date, Tenant shall have the right to use three (3) parking spaces per each 1,000 square feet of Rentable Area of Premises, on a monthly basis throughout the Term without fee or charge, in the parking facility serving the Building. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the Building parking is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Except for Landlord’s negligence or intentional misconduct, Tenant’s use of the Building parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Tenant’s rights hereunder are subject to the terms of any Project Documents. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the parking facility serving the Building at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Building parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. In connection with any such actions, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Project parking areas. Landlord reserves the right to require attended parking from time to time. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Tenant shall not place any equipment, storage containers or any other property on the surface parking area except as approved by Landlord, which approval may be withheld in Landlord’s sole discretion.

16. Utilities and Services.

16.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

16.1.1 Subject to the terms of the Tenant Work Letter, Landlord shall provide Tenant with the existing heating, ventilation and air conditioning (“HVAC”) systems servicing in the Premises, in its “as-is” condition, and which HVAC systems shall be repaired and maintained by Tenant, at it’s sole cost and expense. Tenant shall pay the cost of all electricity used by such HVAC systems pursuant to Section 16.2 below.

16.1.2 Landlord shall provide the currently existing, separately metered electrical system with respect to the Third Floor Premises, and Landlord shall provide electrical sub-meters for the electrical system with respect to the First Floor Premises (which, to the extent not already installed, such electrical sub-meters shall be part of the First Floor Tenant Improvements constructed pursuant to the terms of Section 1.2 and 1.3 of the Tenant Work Letter), and Tenant shall pay the cost of the electrical service as set forth in Section 16.2 below.

16.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas. Tenant shall pay the cost of any water provided to the Premises as set forth in Section 16.2, below.

16.1.4 Landlord shall not be obligated to provide janitorial services to the Premises. Tenant shall retain a janitorial contractor to provide janitorial services to the Premises a minimum of five (5) days per week in a manner consistent with other comparable buildings in the vicinity of the Building.

16.1.5 Landlord shall provide nonexclusive, non-attended automatic passenger elevator service at all times, including on the Holidays and shall provide nonexclusive, non-attended automatic passenger escalator service during Building Hours only.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

16.2 Payment of Utilities Costs. Tenant agrees, at its own expense, to pay for all water, power, gas, electric current, telephone and all similar utilities used by Tenant in the Premises (including, without limitation, all sales, use and other taxes imposed thereon by any governmental authority). Subject to the terms of the Tenant Work Letter, Tenant agrees to provide, prior to Tenant’s occupancy and at Tenant’s sole cost and expense, all utility meters for all utility usage in the Premises. In the event that any utilities are furnished to the Premises by Landlord, whether submetered or otherwise, then Tenant shall pay to Landlord the cost of such utilities, including an administrative charge for Landlord’s supervision and reimbursement for any penalties for usage or other surcharges imposed by any utility company. If charges for any such utilities are not separately charged to Tenant by the utility company, or separately submetered to the Premises, Landlord will apportion the costs of such utilities among the tenants utilizing the utility or service on an equitable basis as determined by Landlord. Within thirty (30) days after receipt of Landlord’s statement of apportionment or statement setting forth the charges payable by Tenant, Tenant shall pay to Landlord as Additional Rent, the cost of such services and utilities so apportioned or so provided by Landlord. If Landlord shall from time to time determine that the use of any such utility or service in the Premises is disproportionate to the use of other tenants, Landlord may adjust Tenant’s share of the cost thereof from a date determined by Landlord to take equitable account of such disproportionate use.

16.3 Interruption of Use. Landlord shall not be liable for, nor shall any eviction of Tenant result from, any failure of any such utility or service, and in the event of such failure Tenant shall not be entitled to any abatement or reduction of Rent, nor be relieved from the operation of any covenant or agreement of this Lease, and Tenant waives any right to terminate this Lease on account thereof, provided, however, if any such failure is due to the gross negligence or willful misconduct of Landlord, and such failure continues beyond three (3) consecutive calendar days, then Rent shall be equitably abated until uninterrupted service is restored. Tenant acknowledges and agrees that it shall insure against any risks it determines are necessary to be insured against pursuant to this Section 16.2.

17. Alterations.

17.1 Tenant shall make no alterations, additions or improvements (hereinafter in this section, “improvements”) in or to the Premises, other than interior non-structural alterations, additions or improvements costing less than Fifty Thousand Dollars ($50,000) (“Permitted Alterations”), without notice to Landlord. For any alteration not a Permitted Alteration, Tenant shall deliver notice to Landlord, with plans and specifications and working drawings for the improvements.

17.2 The improvements shall be constructed only by licensed contractors. Any such contractor must have in force a general liability insurance policy of not less than $3,000,000, property damage insurance, and other insurance or at such higher limits as Landlord may reasonably require, which policy of insurance shall name Landlord, Landlord’s property manager and lender, as an additional insured. Except for the negligence or willful misconduct of Landlord’s Agents (as hereinafter defined), each contractor, and Tenant with respect to any activity of each contractor, shall indemnify defend and hold Landlord and Landlord’s Agents harmless from and against any and all claims, demands, liabilities, damages, actions, losses, costs and expenses (including, but not limited to, reasonable attorneys’ fees), to the extent arising out of or in connection with the presence on the Premises of, and the actions or failures to act of, such contractors or subcontractors. Tenant shall provide Landlord with the name of all contractors prior to the commencement of construction. Tenant shall maintain, and shall provide copies to Landlord of, all plans, specifications, drawings (including, particularly, “as-builts”) of any and all improvements, alterations, additions, renovations, repairs, installations of fixtures or other equipment and the like for which as-built drawings are typically provided. Landlord shall be permitted to observe any and all such work by Tenant on the Premises so long as Landlord does not interfere with or hinder any of Tenant’s use or occupancy of the Premises, or the work of construction.

17.3 Tenant agrees that any work by Tenant shall be accomplished in such a manner as to permit any fire sprinkler system and fire water supply lines to remain fully operable at all times except when minimally necessary for building reconfiguration work.

17.4 Tenant covenants and agrees that all work done by Tenant shall be performed and completed in substantial compliance with the plans and specifications and in compliance with all laws, rules, orders, ordinances, directions, regulations, permits, approvals, and requirements of all governmental agencies, offices, departments, bureaus and boards having jurisdiction, and in substantial compliance with the rules, orders, directions, regulations, and requirements of any applicable fire rating bureau.

17.5 Before commencing any work (other than Permitted Alterations), Tenant shall give Landlord at least five (5) days’ prior written notice of the proposed commencement of such work.

17.6 All alterations, additions and improvements installed in, on or about the Premises, shall be part of the Building and shall be the property of Landlord.

17.7 Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent (which shall not be unreasonably withheld), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Article 17, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s commercially reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Upon the expiration of the Term, Tenant shall leave all Lines installed by Tenant.

18. Repairs and Maintenance.

18.1 Except as set forth in this Section 18.1, Tenant shall, throughout the term of this Lease, at its own cost and expense (subject to recovery under any warranties assigned to Tenant under Section 14.3), and without any cost or expense to Landlord, keep and maintain in good, sanitary and neat order, and repair, the Premises and every part thereof (subject to wear and tear consistent with commercially reasonable maintenance and repair standards applicable to comparable buildings), including, without limitation, all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, plumbing fixtures and equipment serving the Premises, the HVAC systems and equipment exclusively serving the Premises, and all other Premises electrical and mechanical systems). Notwithstanding the foregoing, Landlord shall be responsible for repairs to the (i) those portions of the following that doe not exclusively serve the Premises HVAC, plumbing, Building safety systems, electrical systems, plumbing fixtures, and (ii) exterior walls, foundation and roof of the Building, and the structural portions of the floors of the Building, and the base building systems and equipment of the Building (and all such repairs by Landlord shall be included in Direct Expenses to the extent consistent with the terms of Article 7, above, and otherwise shall be at Landlord’s sole cost and expense), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

18.2 There shall be no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein, unless and to the extent of Landlord’s negligent or intentional misconduct.

19. Liens.

19.1 Tenant shall keep the Premises and every part thereof free from any encumbrances or any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any encumbrance or lien filed against the Premises (except to the extent caused by Landlord) will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof (or within ten (10) days after the filing thereof if requested by Landlord as necessary to facilitate a pending sale or refinancing), at the cost and expense of Tenant.

19.2 In the event Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement executed by Tenant will upon its face or by exhibit thereto indicate that such financing statement is applicable only to personal property of Tenant specifically described in the financing statement. Should any holder of a security agreement executed by Tenant record or place of record a financing statement which appears to constitute a lien against any interest of Landlord, Tenant shall within thirty (30) days after Landlord delivers notice thereof to Tenant, cause (1) copy of the security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s being in a position to show such lien is not applicable to any interest of Landlord. Notwithstanding the foregoing, no such financing or grant of security interest shall attach to any such item which must remain on the Premises at the expiration or the earlier termination of this Lease (including, but not limited to, lab benches, fume hoods, cold rooms (including all equipment and ancillary items necessary to the proper functioning thereof) and wet laboratories (including all equipment and ancillary items necessary to the proper functioning thereof)), and Tenant shall execute such documents, in recordable form if necessary, to establish and provide notice of Landlord’s prior and superior rights in this regard.

20. Indemnification and Exculpation.

20.1 Tenant agrees to indemnify Landlord, and its partners and affiliates, and their respective shareholders, directors, officers, agents, contractors and employees (collectively, “Landlord’s Agents”), against, and to protect, defend, and save them harmless from, all demands, claims, causes of action, liabilities, losses and judgments, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys’ fees), for death of or injury to person or damage to property arising out of (i) Tenant’s use, occupancy, repairs, maintenance, and improvements of the Premises and all improvements, fixtures, equipment and personal property thereon, and (ii) any negligent or willful act or omission of Tenant, its shareholders, directors, officers, agents, employees, servants, contractors, invitees and subtenants. Tenant’s obligation under this Section 20.1 shall survive the expiration or earlier termination of the term of this Lease.

20.2 Landlord agrees to indemnify Tenant and Tenant’s shareholders, directors, officers, agents, and employees (collectively “Tenant’s Agents”) against and save them harmless from all demands, claims, causes of action and judgments, and all reasonable expenses incurred in investigating or resisting the same (including reasonable attorneys’ fees), for death of, or injury to, any person or damage to property arising from or out of any occurrence in, upon, or about the Premises or the Project during the term of this Lease if caused by the willful misconduct or negligence of Landlord or Landlord’s directors, officers, agents, employees, servants, contractors, invitees and subtenants, unless caused in part by the willful misconduct or gross negligence of Tenant or Tenant’s Agents. Landlord’s obligations under this Section 20.2 shall survive the expiration or earlier termination of the term of this Lease.

20.3 Notwithstanding any provision of Sections 20.1 and 20.2 to the contrary, Landlord shall not be liable to Tenant and Tenant assumes all risk of damage to any fixtures, goods, inventory, merchandise, equipment, records, research, experiments, animals and other living organisms, computer hardware and software, leasehold improvements, and other personal property of any nature whatsoever, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom relative to such damage, unless caused by Landlord’s or Landlord’s Agents’ willful misconduct or gross negligence.

21. Insurance – Waiver of Subrogation.

21.1 Commencing on the Term Commencement Date, and continuing at all times during the Term of this Lease, Tenant shall maintain, at Tenant’s expense, commercial general liability insurance, on an occurrence basis, insuring Tenant and Tenant’s Agents against all bodily injury, property damage, personal injury and other covered loss arising out of the use, occupancy, improvement and maintenance of the Premises and the business operated by Tenant on the Premises. Such insurance shall have a minimum combined single limit of liability per occurrence of not less than $5,000,000.00 and a general aggregate limit of $5,000,000.00. Such insurance shall: (i) name Landlord, and Landlord’s lenders if required by such lenders, and any management company retained to manage the Premises, as additional insureds; (ii) include a broad form contractual liability endorsement insuring Tenant’s indemnity obligations under Section 20.1; (iii) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders; and (iv) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds.

21.2 At all times during the Term of this Lease, Tenant shall maintain, at Tenant’s expense, “all risk” insurance, including, but not limited to, coverage against loss or damage by fire, vandalism, and malicious mischief covering Tenant’s improvements in the Premises (being those owned by Tenant only) (the “Tenant’s Improvements”), in an amount equal to the full replacement value thereof. The aforementioned “all risk” insurance policy shall include an agreed amount endorsement, and an inflation endorsement (if available for a commercially reasonable cost) and shall cover all acts of terrorism. At all times during the course of any major demolition or construction permitted hereunder by Tenant, or any restoration pursuant to Articles 22 or 23, Tenant shall maintain, at Tenant’s expense, “all risk” builder’s risk insurance, including, but not limited to, coverage against loss of damage by fire, vandalism and malicious mischief, covering improvements in place and all material and equipment at the job site furnished under contract, in an amount equal to the full replacement value thereof The insurance described in this Section 21.2 shall: (i) insure Landlord’s interest in Tenant’s Improvements, if any (ii) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds; and (iii) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders, which shall be excess insurance. The proceeds of the insurance described in this Section shall be used for the repair, replacement and restoration of the Premises and Tenant’s Improvements, as further provided in Article 22.

21.3 At all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, business interruption insurance in order to insure that the Basic Annual Rent and Additional Rent provided for hereunder will be paid for a period of not less than six (6) months after any casualty insured against by all risk policy of insurance described in Section 21.2 above or any restriction of access to the Premises as a result of such casualty and shall also insure the 365 days extended period of indemnity. The insurance described in this Section 21.3 shall: (i) to the extent of Basic Annual Rent and Additional Rent only, insure Landlord, and Landlord’s lenders if required by such lenders, as their interests may appear; (ii) provide for severability of interests or include a cross-liability endorsement, such that an act or omission of an insured shall not reduce or avoid coverage of other insureds; and (iv) provide that it is primary coverage and noncontributing with any insurance maintained by Landlord or Landlord’s lenders, which shall be excess insurance.

21.4 At all times during the term of this Lease, Tenant shall maintain, at Tenant’s expense, “all risk” insurance against all other personal property, including trade fixtures, equipment and merchandise of Tenant in an amount equal to the full replacement value thereof.

21.5 At all times during the term of this Lease, Tenant shall maintain workers’ compensation insurance in accordance with California law with a waiver of subrogation in favor of Landlord and any management company retained to manage the Project.

21.6 At all times during the term of this Lease, Tenant shall maintain seismic insurance, covering Tenant’s improvements in the Premises (being those owned by Tenant only) and any of Tenant’s personal property, with coverage and in amounts as reasonably determined by Landlord and commercially reasonable. In addition, Landlord agrees to make available to Tenant information on inclusion of the Premises in Landlord’s portfolio seismic insurance program, including expected cost.

21.7 All of the policies of insurance referred to in this Article 21 shall be written by companies authorized to do business in California and rated A – (minus), IX, or better in Best’s Insurance Guide. Each insurer referred to in this Article 21 shall agree, by endorsement on the applicable policy or by independent instrument furnished to Landlord, that it will endeavor to give Landlord, and Landlord’s lenders if required by such lenders, at least ten (10) days’ prior written notice before the applicable policy shall be cancelled for non-payment of premium, and thirty (30) days’ prior written notice before the applicable policy shall be cancelled or altered in coverage, scope, amount or other material term for any other reason (although any failure of an insurer to give notice as provided herein shall not be a breach of this Lease by Tenant). Tenant shall deliver to Landlord, and to Landlord’s lenders if required by such lenders, copies of the insurance policies, certified by the insurer, or certificates of liability and evidence of property (Form 27 or 28) evidencing such insurance policies, issued by the broker, together with evidence of payment of the required premiums, prior to the required date for commencement of such coverage. At least fifteen (15) days prior to expiration of any such policy, Tenant shall deliver to Landlord, and Landlord’s lenders if required by such lenders, a certificate evidencing renewal, or a certified copy of a new policy or certificate of liability and evidence of property (Form 27 or 28) evidencing the same, together with evidence of payment of the required premiums. If Tenant fails to provide to Landlord any such policy or certificate by the required date for commencement of coverage, or within five (5) days prior to expiration of any policy, or to pay the premiums therefor when required, Landlord shall have the right, but not the obligation, to procure said insurance and pay the premiums therefor. Landlord reserves the right to change the coverages or increase the minimum limits required hereunder from time to time in a commercially reasonable manner, consistent with market and region where the Premises are located, and Tenant agrees to comply with any reasonable notice from Landlord to change the coverages or increase its policy limits within sixty (60) days of the date of Landlord’s notice.

21.8 Tenant may provide the property insurance required under this Article 21 pursuant to a so-called blanket policy or policies of property insurance maintained by Tenant; provided, however, that the amount and type of coverage afforded to the Landlord shall not be reduced or adversely affected from that which would exist under a separate policy or policies meeting all of the requirements of this Lease by reason of the use of a blanket policy of property insurance, and provided further that the requirements of this Article 21 are otherwise satisfied.

21.9 Landlord shall carry commercial general liability insurance with respect to the Building and Project during the Lease Term, and shall further insure the Building and improvements in the Premises owned by Landlord during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 21.9, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of comparable buildings in the vicinity of the Building, and Worker’s Compensation and Employer’s Liability coverage as required by applicable law.

21.10 Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, partners, employees, agents, and representatives of the other, on account of loss or damage (including any claims for bodily injury to persons and/or damage to property) occasioned to such waiving party or its property or the property of others under its control, to the extent that such loss or damage is caused by or results from risks insured against under any insurance policy which insures such waiving party at the time of such loss or damage, which waiver shall continue in effect as long as the parties’ respective insurers permit such waiver under the terms of their respective insurance policies or otherwise in writing. Any termination of such waiver shall be by written notice as hereinafter set forth. Prior to obtaining policies of insurance required or permitted under this Lease, If such waiver of subrogation cannot be obtained from any insurer or is obtainable only upon payment of an additional premium which the party seeking to obtain the policy reasonably determines to be commercially unreasonable, the party seeking to obtain such policy shall notify the other thereof, and the latter shall have twenty (20) days thereafter to either: (i) identify other insurance companies reasonably satisfactory to the other party that will provide the written approval and waiver of subrogation; or (ii) agree to pay such additional premium. If neither (i) nor (ii) are done, the mutual waiver set forth above shall not be operative, and the party seeking to obtain the policy shall be relieved of the obligation to obtain the insurer’s written approval and waiver of subrogation with respect to such policy during such time as such policy is not obtainable or is obtainable only upon payment of a commercially unreasonable additional premium as described above. If such policies shall at any subsequent time be obtainable or obtainable upon payment of a commercially reasonable additional premium, neither party shall be subsequently liable for failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section 21.10, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the other’s insurer.

22. Damage or Destruction.

22.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 22, restore the Base Building and such Common Areas. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 21.2, 21.6 and 21.8 of this Lease, and Landlord shall repair any injury or damage to Tenant’s Improvements and the Original Improvements installed in the Premises and shall return such Tenant’s Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant’s Improvements and the Original Improvements installed in the Premises and shall return such Tenant’s Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

22.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 22.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises or Building and instead terminate this Lease, by notifying Tenant in writing of such termination within one hundred twenty (120) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in the commercially reasonable judgment of an experienced architect, engineer or contractor reasonably accept to both Landlord and Tenant (“Third Party Professional”) repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground lessor with respect to the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord’s insurance policies; and Tenant declines to pay the shortfall other than the deductible amounts; or (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of the Third Party Professional, be completed within two hundred seventy (270) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises.

22.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Building, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Building.

23. Eminent Domain. If the whole or more than twenty-five percent (25%) of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred twenty (120) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 23, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred twenty (120)days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking other than Tenant’s separate claim.

24. Defaults and Remedies.

24.1 Late payment by Tenant to Landlord of Rent and other sums the will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within ten (10) days of the date such payment is due, Tenant shall pay to Landlord interest at the rate of six percent (6%) per annum of the overdue Rent. In the event the Tenant’s failure to pay Rent continues for sixty (60) days, the interest rate shall be increased to the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum interest rate permitted by law, (the “Default Rate”). In the event Tenant fails to timely pay Rent on two or more occasions in any twelve month period, Tenant shall pay the Default Rate on all overdue Rent. The parties agree that this interest represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant.

24.2 No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided. If at any time a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord, Tenant shall have the right to make payment `under protest’ and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

24.3 If Tenant fails to pay any sum of money (other than Basic Annual Rent) required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act, provided, that such failure by Tenant continued for ten (10) days after written notice from Landlord demanding performance by Tenant was delivered to Tenant, or that such failure by Tenant unreasonably interfered with the use or efficient operation of the Premises, or resulted or could have resulted in a violation of law or the cancellation of an insurance policy maintained by Landlord.

24.4 The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) The failure by Tenant to make any payment of Rent, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant. Such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161;

(b) The failure by Tenant to observe or perform any obligation other than described in Section 24.4(a) to be performed by Tenant, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure the default, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute the same to completion. Such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1 l 61;

(c) Tenant makes an assignment for the benefit of creditors;

(d) A receiver, trustee or custodian is appointed to, or does, take title, possession or control of all, or substantially all, of Tenant’s assets;

(e) An order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(f) Any involuntary petition is filed against the Tenant under any chapter of the Bankruptcy Code and is not dismissed within sixty (60) days; or

(g) Tenant’s interest in this Lease is attached, executed upon, or otherwise judicially seized and such action is not released within sixty (60) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a, forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice, and in no event shall a forfeiture or termination occur without such written notice.

24.5 In the event of a Default by Tenant, and at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have, Landlord shall be entitled to terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(a) The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss which Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of restoring the Premises to the condition required under the terms of this Lease; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Subsections (a), (b) and (c), the “time of award” shall mean the date upon which the. judgment in any action brought by Landlord against Tenant by reason of such default is entered or such earlier date as the court may determined. As used in Subsections (a) and (b), the “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection (c) above, the “worth at the time of award” shall be computed by taking the present value of such amount using the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percentage point.

24.6 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

24.7 In the event Landlord elects to terminate this Lease and relet the Premises, it may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any rent from such tenant. The proceeds of any such reletting shall be applied as follows:

First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including, but not limited to, storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

Second, to the payment of reasonable costs and expenses of reletting the Premises, including reasonable attorneys’ fees incurred by Landlord in connection with the retaking of the Premises and such reletting;

Third, to the payment of Rent and other charges due and unpaid hereunder; and

Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

24.8 No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any rent or other payments due hereunder or by any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

24.9 Termination of this Lease or Tenant’s right to possession by Landlord shall not relieve Tenant from any liability to Landlord which has theretofore accrued.

24.10 Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than thirty (30) days after written notice by Tenant specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

24.11 In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee of a mortgage covering the Premises whose address shall have been furnished and shall offer such beneficiary and/or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure.

24.12 In the event of Landlord default, Tenant may pursue all rights and remedies available at law, or in equity.

25. Assignment or Subletting.

25.1 Except as hereinafter provided, Tenant shall not, either voluntarily or by operation of law, assign, sell, hypothecate or transfer this Lease, or sublet the Premises or any. part thereof, or permit or suffer the Premises or any part thereof to be used or occupied as work space, storage space, concession or otherwise by anyone other than Tenant or Tenant’s employees, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned. Landlord agrees not to unreasonably withhold consent to any such assignment of this Lease or subletting of all or any portion of the Premises provided that Tenant requests the same in writing and provided that (i) at the time thereof; Tenant is not in default under this Lease, (ii) Landlord, in its reasonable discretion, determines that the reputation, business, proposed use of the Premises and financial responsibility of the proposed assignee or sublessee, are commercially reasonable, (iii) any assignee or sublessee shall expressly assume all the obligations of this Lease on Tenant’s part to be performed, or in the case of a sublease of less than all of the Premises, assume such obligations with respect to the relevant portion of the Premises, (iv) such consent, if given, shall not release Tenant or any guarantor of Tenant’s obligation hereunder of any of its obligations under this Lease, including without limitation, its obligation to pay Rent, and (v) Tenant shall indemnify and hold Landlord harmless from any brokerage commissions due in connection with such assignment or subletting by virtue of Tenant’s actions. Whether or not such conditions to assignment or subletting are met, Landlord, at its sole option, may elect to (x) terminate this Lease in the case of an assignment, or, (y) in the event of a sublease, the term of which ends during the last year of the Term, terminate this Lease with respect to the portion of the Premises subject to the proposed sublease, on the first day of the second calendar month next succeeding receipt of Tenant’s written request for consent to assignment or subletting, to be effective unless Tenant elects to withdraw its request to sublease or assign, which election, if exercised by Landlord, shall be by written notice to Tenant given within twenty (20) days of receipt by Landlord of Tenant’s request for such consent to assign or sublet. If Landlord elects to terminate this Lease in accordance with the foregoing sentence, then Landlord may lease the relevant portion of the Premises to the sublessee or assignee proposed by Tenant or any other person or entity.

25.2 Notwithstanding any provision in this Lease, Tenant may, without the consent of Landlord, assign, transfer or sublet this Lease or all or any part of the Premises to any entity substantially owned or controlled by Tenant, is under common control or ownership with Tenant, or owns or controls, directly or indirectly, the stock and assets of Tenant or into which Tenant is merged, with which Tenant is consolidated, or which acquires all or substantially all of the assets of Tenant, provided that (i) the assignee first executes, acknowledges and delivers to Landlord an agreement whereby the assignee agrees to be bound by all of the covenants and agreements in this Lease, and (ii) Tenant, as assignor or transferor, shall remain liable for performance of all obligations under the Lease (“Permitted Transfer”).

25.3 In the event Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises to an assignee or subtenant other than a Permitted Transfer, then at least twenty (20) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) which shall set forth the name, address and business of the proposed assignee or sublessee, information (including references and financial statements) concerning the reputation and financial ability of the proposed assignee or sublessee, the Assignment Date, and any ownership or commercial relationship between Tenant and the proposed assignee or sublessee.

25.4 Landlord in making its determination as to whether consent should be given to a proposed assignment or sublease, may give consideration to the reputation of a proposed successor, the financial strength of such successor (notwithstanding the assignor remaining liable for Tenant’s performance), and any use which such successor proposes to make of the Premises. If Landlord fails to deliver written notice of its determination to Tenant within twenty (20) days of the Landlord’s receipt of the Assignment Notice (with the required information), Landlord shall be deemed to have approved the request.

25.5 The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignee of this Lease or sublessee of the Premises from obtaining the consent of Landlord to any further assignment or subletting or as releasing Tenant or any assignee or sublessee of Tenant from full and primary liability.

25.6 Any sublease of the Premises shall be subject and subordinate to the provisions of this Lease, shall not extend beyond the term of this Lease, and shall provide that the sublessee shall attorn to Landlord, at Landlord’s sole option, in the event of the termination of this Lease.

26. Attorney’s Fees.

26.1 If either party becomes a party to any action or proceeding concerning this Lease or the Premises, or any part thereof, by reason of any act or omission of the other party or its authorized representatives, and not by any act or omission of the party that becomes a party to that litigation or any act or omission of its authorized representatives, as determined by the final decision of a court of competent jurisdiction, the party that is determined to have caused the other party to become involved in the litigation shall be liable to that party for reasonable attorneys’ fees, expert witness fees, and coup costs incurred by it in the litigation.

26.2 If either party commences an action or proceeding against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, expert witness fees and costs of suit.

27. Estoppel Certificate. Each party shall, within fifteen (15) days of written notice from the other party, execute, acknowledge and deliver to the other party a statement in writing on a form reasonably requested by a proposed lender, purchaser, assignee or subtenant (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not, to each party’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder (or specifying such defaults if any are claimed) and (iii) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective lender, purchaser, assignee or subtenant of all or any portion of the Premises.

28. Removal of Property.

28.1 Upon the expiration of this Lease, Tenant shall remove all goods and effects of Tenant and all fixtures and items required to be removed pursuant to this Lease (including, but not limited to, any such removal required as a result of an election by Landlord to require such removal as contemplated in Section 17.6), and Tenant shall repair any damage. caused by such removal (but Tenant shall not be required to repair, renovate or otherwise improve any other portion of the Premises except as required by the provisions of this Lease). Except as provided below, all trade fixtures and personal property owned by Tenant shall be and remain the property of Tenant, and may be removed by Tenant at the expiration of the term of this Lease, or at such earlier time as Tenant is not in default hereunder.

28.2 The Building and Improvements, and all fixtures and personal property owned by Landlord, shall be and remain the property of Landlord, and upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises, the Building and the Improvements, including any additions, alterations and improvements thereto, and all items attached thereto (including, but not limited to, sinks, lab benches, fume hoods, wet laboratories and cold rooms), in good, working and sanitary order, condition and repair, and as required by Section 14.5 hereof, ordinary wear and tear, casualty and condemnation excepted.

28.3 Notwithstanding Sections 28.1 and 28.2 hereof, Tenant may not remove any personal property if such removal would cause material damage to the Premises, unless such damages can be and is repaired by Tenant. Furthermore, Tenant shall repair any damage to the Premises caused by Tenant’s removal of any such property, and shall, prior to the expiration or earlier termination of this Lease, restore and return the Premises to the condition they were in when first occupied by Tenant, reasonable wear and tear excepted. At a minimum, even if they are determined to be fixtures or personal property owned by Tenant, Tenant shall leave in place and repair any damage to the interior floors, walls and ceilings of the Premises. The provisions of Article 17 shall apply to any restoration work under this Article as if the restoration was an alteration, addition or improvement thereunder.

28.4 Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Premises by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property and Tenant waives all claims against Landlord for any damages-resulting from any such removal, storage, retention or disposal.

29. Quiet Enjoyment. So long as Tenant is not in default, Landlord covenants that Landlord or anyone acting through or under Landlord will not disturb Tenant’s occupancy of the Premises, subject to all the terms and conditions of this Lease.

30. Subordination and Attornment.

30.1 Unless the mortgagee or beneficiary elects otherwise at any time prior to or following a default by Tenant, this Lease shall be subject to and subordinate to the lien of any mortgage or deed of trust now or hereafter in force against the Building, and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination, provided that the lienholder, beneficiary, or mortgagee under a mortgage or deed of trust hereafter in force against the Building, has previously executed and delivered to Tenant a non-disturbance, attornment, and subordination agreement in such form as the lienholder, beneficiary, or mortgagee may reasonably request and is approved by Tenant, which approval will not be unreasonably withheld, setting forth that so long as Tenant is not in default hereunder, Landlord’s and Tenant’s rights and obligations hereunder shall remain in force and Tenant’s right to possession shall be upheld.

30.2 Notwithstanding the foregoing, Tenant shall execute and deliver within ten (10) days after demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or deed of trust as may be required by Landlord, provided that the lienholder, beneficiary, or mortgagee has previously executed and delivered to Tenant a non-disturbance agreement in recordable form. However, if any such mortgagee or beneficiary so elects at any time prior to or following a default by Tenant, this Lease shall be deemed prior in lien to any such mortgage or deed of trust regardless of date and Tenant will execute a statement in writing to such effect at Landlord’s request.

30.3 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by the Landlord covering the Premises, the Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the Landlord under this Lease in accordance with the previously executed non-disturbance agreement described in Section 30.1 above.

31. Surrender.

31.1 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder unless accepted by Landlord.

31.2 The voluntary or other surrender of this Lease by Tenant shall not work a merger, unless Landlord consents, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies.

32. Waiver and Modification. No provision of this Lease may be modified, amended or added to except by an agreement in writing. The waiver by either party of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

33. Hazardous Material.

33.1 Subject to Section 4.4 above, Tenant, at its sole cost, shall comply with all federal, state and local laws, statutes, ordinances, codes, regulations and orders relating to the receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release and disposal of Hazardous Material (as hereinafter defined) in or about the Third Floor Premises (it being acknowledged and agreed that no such Hazardous Materials shall be permitted in the First Floor Premises). Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Third Floor Premises by Tenant, its agents, employees, contractors, invitees or subtenants, in a manner or for a purpose prohibited by any federal, state or local agency law.

33.2 Tenant shall immediately provide Landlord with telephonic notice, which shall promptly be confirmed by written notice, of any and all spillage, discharge, release and disposal of Hazardous Material onto or within the Premises, including the soils and subsurface waters thereof, which by law must be reported to any federal, state or local agency, and any injuries or damages resulting directly or indirectly therefrom. Further, Tenant shall deliver to Landlord, within ten (10) business days following Tenant’s receipt, each and every notice or order, when said order or notice identifies a violation which may have the potential to adversely affect the Premises, received from any federal, state or local agency concerning Hazardous Material and the possession, use and/or accumulation thereof promptly upon receipt of each such notice or order by Tenant.

33.3 Subject to Section 4.4 above, Tenant shall be responsible for and shall indemnify, protect, defend and hold harmless Landlord and Landlord’s Agents from any and all liability, damages, injuries, causes of action, claims, judgments, costs, penalties, fines, losses, and expenses which arise during or after the term of this Lease and which result from Tenant’s (or from Tenant’s Agents, assignees, subtenants, employees, agents, contractors, licensees, or invitees) (i) receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises in violation of the covenant set forth in Section 33.1 above and (ii) failure to comply with any of the provisions of this Article 33. Landlord shall be responsible for and shall indemnify, protect, defend and hold harmless Tenant on the same basis as above for any claims which result from Landlord’s or from Landlord’s Agents receiving, handling, use, storage, accumulation, transportation, generation, spillage, migration, discharge, release or disposal of Hazardous Material in, upon or about the Premises.

33.4 Tenant shall operate its business in compliance with all laws, rules, regulations, orders, and permits relating to with respect to any Hazardous Materials or Tenant’s operations and Tenant’s use or presence of Hazardous Material shall be properly monitored in accordance to all applicable governmental requirements. Tenant agrees to make available to Landlord at the Premises upon reasonable request a list identifying each type of Hazardous Material to be present in or upon the Third Floor Premises and setting forth any and all governmental approvals or permits required in connection with the presence of Hazardous Material on the Premises (“Hazardous Material Summary”) and make available for review at the Premises the Hazardous Material business plan prepared pursuant to Health and Safety Code Section 25500 et seq. At Landlord’s request, and at reasonable times, Tenant shall make available for review at the Premises to Landlord the latest available Hazardous Materials Summary and the following documents (hereinafter referred to as the “Hazardous Material Documents”) relating to the handling, storage, disposal and emission of Hazardous Material: permits; approvals; and written notice of violations of any laws. No storage tanks may be installed in or under the Premises or in any other part of the Project, except with the express written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion, exercised in good faith. Tenant shall not be required to show Landlord any portion of such documents which contain proprietary information. Landlord shall treat all information disclosed by Tenant as confidential and shall not disclose such information to any person or entity except as required by law. Tenant shall make available at the Premises for Landlord to review the following information and/or documentation within thirty (30) days after Landlord’s reasonable request:

(a) A list of hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Third Floor Premises.

(b) Material Safety Data Sheets, if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations § 8-5194 or 42 U.S.C. § 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the Material Safety Data Sheets.

(c) All hazardous waste manifests (as defined in Title 26, California Code of Regulations § 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises.

(d) A copy of any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations at the Premises, pursuant to California Health& Safety Code §§ 25500 et seq., and any regulations promulgated thereunder, as amended.

(e) Copies of any Contingency Plans and Emergency Procedures required of Tenant from time to time due to its operations in accordance with Title 26, California Code of Regulations §§ 22-67140 et seq., and any amendments thereto, and copies of any Training Programs and Records required under Title 26, California Code of Regulations, § 22-67105, and any amendments thereto.

(f) Copies of any biennial reports required to be furnished to the California Department of Health Services from time to time relating to hazardous substances or wastes, pursuant to Title 26, California Code of Regulations, § 22-66493, and any amendments thereto.

(g) Copies of all industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations on the Premises.

(h) Copies of any other lists or inventories of hazardous substances and/or wastes on or about the Premises that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(i) Copies of any updates, amendments, modifications or proposed modifications to the State of California, Department of Health Services, Decommissioning Funding Plan license then held by Tenant relating to the Premises.

33.5 Tenant shall secure all necessary licenses for the receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined. Tenant, in connection with any such receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(a) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits;

(b) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of from time to time, to the extent not already disclosed through delivery of a copy of a State of California Health and Human Services Agency approval with respect thereto;

(c) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation from time to time; and

(d) Comply with all of the terms of the State of California, Department of Health Services, Decommissioning Funding Plan license then held by Tenant with respect to the Premises.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25515, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law) and the regulations promulgated thereunder, as amended, (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act) and the regulations promulgated thereunder, as amended, (iii) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Substances), and the regulations promulgated thereunder, as amended (v) petroleum, (vi) asbestos, (vii) listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, and the regulations promulgated thereunder, as amended (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), and the regulations promulgated thereunder, as amended (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et. seq. (42 U.S.C. Section 6903), and the regulations promulgated thereunder, as amended (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. (42 U.S.C. Section 9601), and the regulations promulgated thereunder, as amended or (xi) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code Sections 25015-25027.8, and regulations promulgated thereunder, as amended.

33.6 Within thirty (30) days after termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study, of the scope and performed by an expert or company reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances and wastes, radiation and radioactive materials on and about the Premises. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises which tests shall be conducted no earlier than three (3) months prior to the date of termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of such study shall be immediately effected by Tenant. In addition to the foregoing, Tenant shall obtain all certificates, clearances and approvals, if any, required by any governmental agency verifying compliance by Tenant with any laws, rules or regulations governing Tenant’s use and vacancy of the Premises.

33.7 Tenant shall surrender possession of the Premises in compliance with all laws, rules, regulations, orders, and permits regarding Hazardous Materials, and shall deliver to Landlord clearances and/or certificates of compliance from all applicable governmental agencies, including the State of California in accordance with the terms of the Decommissioning Funding Plan. Tenant shall cause to be removed from the Premises any and all hazardous substances (except for those hazardous substances located in Building systems necessary or appropriate for proper operation, such as oil in mechanical systems, cooling towers, and elevator hydraulics) wherever located so that the Premises can be sold, or delivered to a new tenant, in an environmentally sound condition. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to Tenant’s failure to effect the clean up, and assessments, and to obtain the clearances and certifications required by this Lease. If Tenant shall vacate the Premises without having effected such clean up and obtained such clearances and certifications, then Landlord may obtain same at Tenant’s cost; Landlord’s action in such regard shall not eliminate Tenant’s liability to pay for same or to pay Rent as a holdover hereunder.

33.8 In the event of any third-party claims, losses, damages, liabilities, costs, legal fees and expenses of any sort (including, but not limited to, costs incurred with respect to any government-mandated remediation) (“Claims”), against either Landlord or Tenant or both, arising out of or relating to (i) the presence on the Premises of any Hazardous Material or wastes or radiation or radioactive. materials (except to the extent the presence thereof is already covered by an express indemnification obligation under Section 33.3), and/or (ii) any unauthorized release into the environment of any hazardous substances or wastes or radiation or radioactive materials (except to the extent such release is already covered by an express indemnification obligation under Section 33.3), then (x) Landlord and Tenant shall cooperate reasonably and in good faith in the defense of such third-party claims, liabilities and related matters and (y) Tenant shall bear one hundred percent (100%) of the total claims, losses, damages, liabilities, costs, legal fees and expenses incurred by Landlord and/or Tenant in connection with matters covered by this Section 33.3. Notwithstanding any provision in this Lease to the contrary, Tenant shall be liable for Claims only to the extent any such Claim (a) reasonably relates to any time prior to the Term Commencement Date and were caused by the actions of Tenant or Nexus, or (b) reasonably relates only to any time after the Term Commencement Date and was not caused by the negligence or intentional misconduct of Landlord or Landlord’s Agents.

33.9 Tenant’s obligations under this Article 33 shall survive the termination of the Lease.

34. Option to Extend. Provided that Tenant is not then in default of this Lease (beyond the applicable notice and cure period set forth in this Lease), and has not been in default under the terms of this Lease (beyond the applicable notice and cure period set forth in this Lease) more than once during the Term, Tenant has the right to extend the Term of this Lease for a single, one (1)-year period under the same terms and conditions existing in the original Lease (except for Basic Annual Rent, and Tenant shall have no further right or option to extend the Term as provided by this Article 34) by Tenant giving written notice to Landlord (“Notice of Exercise”) no later than twelve (12) months prior to the end of the Term (the “Extension Period”). The Basic Annual Rent for the Extension Period shall be as set forth in Section 2.1.4, above. The rights contained in this Article 24 shall only be exercised by the original Tenant identified herein or an assignee under a Permitted Transfer (and not any other assignee, sublessee or other transferee of the original Tenant’s interest in this Lease) if the original Tenant and/or such assignee under a Permitted Transfer is in occupancy of the entire Premises.

35. Intentionally Omitted

36. Intentionally Omitted

37. Miscellaneous.

37.1 Terms and Headings. Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

37.2 Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

37.3 Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

37.4 Covenants and Conditions. Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

37.5 Consents. Whenever consent or approval of either party is required, that party shall not unreasonably withhold or delay such consent or approval, except as may be expressly set forth to the contrary.

37.6 Entire Agreement. The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

37.7 Severability. Any provision of this Lease which shall prove to be invalid, void, or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

37.8 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

37.9 Impartial Construction. The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

37.10 Inurement. Each of the covenants, conditions, and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators, successors, assigns, sublessees, or any person who may come into possession of said Premises or any part thereof in any manner whatsoever. Nothing in this Section 37.10 contained shall in any way alter the provisions against assignment or subletting in this Lease provided.

37.11 Force Majeure. If either party cannot perform any of its non-monetary obligations, or is delayed in such performance, due to events beyond such party’s control, the time provided for performing such obligations shall be extended by a period of time equal to the delay attributable to such events, provided that such party shall use reasonable efforts to remove the cause of such delay and to resume the performance of any such obligations. Events beyond a party’s control include, but are not limited to, acts of God (including earthquake), war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortage of labor or material, inability to obtain government permits or approvals within customary time frames, government regulation or restriction, and weather conditions.

37.12 Notices. Any notice, consent, demand, bill, statement, or other communication required or permitted to be given hereunder must be in writing and may be given by personal delivery, by facsimile transmission, or by mail, and if given by personal delivery or facsimile transmission shall be deemed given on the date of delivery or transmission, and if given by mail shall be deemed sufficiently given three (3) days after time when deposited in United States Mail if sent by registered or certified mail, addressed to Tenant at the Premises, or to Tenant or Landlord at the addresses shown in Section 2.1.7 hereof. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

37.13 Authority to Execute Lease. Landlord and Tenant each acknowledge that it has all necessary right, title and authority to enter into and perform its obligations under this Lease, that this Lease is a binding obligation of such party and has been authorized by all requisite action under the party’s governing instruments, that the individuals executing this Lease.

37.14 Right of Entry. Landlord and its authorized representatives shall have the right to enter the Premises with two (2) business days prior notice (except in an emergency which threatens imminent damage to property or personal injury, in which event no such notice shall be required) during the Term of this Lease during normal business hours for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants (but only during the final year of the Term of this Lease), and to post notices of nonresponsibility; if requested by Tenant, any such non-emergency entry shall be conducted with a representative of Tenant as long as Tenant is able to provide such representative at the time which Landlord wishes to effect its entry and inspection. Landlord shall use commercially reasonable efforts to not interfere with or hinder any of Tenant’s normal business operations or employees, and shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of such entry and inspection; provided, however, to the extent Landlord’s entry or inspection materially interrupts Tenant’s business operations, Rent shall be equitably abated (taking into consideration, among other things, the cause of such entry by Landlord) until such material interruption ceases.

37.15 Financial Information. Unless Tenant is a publicly traded entity, (a) from time to time Tenant shall provide directly to prospective lenders and purchasers of the Premises designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information, and (b) Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent.

37.16 Costs. If Tenant requests the consent of the Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Lease or Premises or construction of an alteration, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord for reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees but not to exceed Five Thousand Dollars ($5,000).

37.17 Confidentiality. Except if Tenant is a publicly traded entity, Landlord and Tenant each shall, and each shall cause its officers, directors, employees, agents, consultants, advisors, members, managers and representatives to, maintain the financial and business terms of this Lease, and all exhibits hereto, in strict confidence, not disclosing any of such information, nor providing copies of this Lease or any exhibits hereto, to any person or entity without the written permission of the other; provided, however, that either may make disclosure of such information to its existing and prospective lenders, financial partners, owners, members, managers, consultants, advisors, attorneys, accountants, underwriters and similar parties, to an entity involved in discussions concerning a merger, consolidation, acquisition or similar transaction (in which case such party shall secure a confidentiality undertaking from the party with which it is involved) or as required by law.

37.18 Transfer of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s interest in the Premises, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment and Tenant shall attorn to the purchaser, transferee or assignee on behalf of such party are duly authorized and designated to do so, and that no other signatories are required to bind such party.

37.19 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

37.20 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 37.20 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, and except for bodily injury or property damage to the extent caused by the negligence or willful misconduct of Landlord or the Landlord Parties, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

37.21 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building or Project.

37.22 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

37.23 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

37.24 Building Renovations. Except as specifically set forth herein or in the Tenant Work Letter, it is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, Common Areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building Common Areas and tenant spaces, (ii) modifying the Common Areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building Common Areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor (except as may be expressly provided in this Lease, including Section 16.3, above) entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of (except as may be expressly provided in this Lease, including Section 16.3, above) the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use or occupancy of, or access to, the Premises.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:		TENANT:

HCP TPSP, LLC, a Delaware limited liability company		LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation

By:	/s/ R. W. Rohner	By:	/s/ Charles Berkman
Name:	Randall W. Rohner	Name:	Charles Berkman
Title:	Senior V.P.	Title:	V.P., General Counsel and Secretary

By:	By:	/s/ John Sharp
Name:	Name:	John Sharp
Title:	Title:	V.P., Finance and CFO

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises (i.e., both the First Floor Premises and the Third Floor Premises). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

DELIVERY OF THE PREMISES

1.1 In General. Tenant acknowledges that Tenant has thoroughly examined the Premises. Subject to Section 4.4 of the Lease and the terms of this Tenant Work Letter, Tenant shall accept the Premises and the Base Building from Landlord in their presently existing, “as-is” condition as of the date of this Lease. Subject to Section 4.4 of the Lease, the “Base Building” shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises for the prior tenant of the Premises. Notwithstanding the foregoing, Landlord shall, at its cost and to the extent required for Tenant to obtain or maintain a certificate of occupancy (or its equivalent) for the Permitted Use for the applicable portion of the Premises, cause, as of the Term Commencement Date, the Premises (as well as the applicable path-of-travel) to be in compliance with the Americans With Disabilities Act (the “ADA”) as the ADA is in effect as of the date of this Lease). In addition, to the extent not already provided, Landlord shall, at Landlord’s expense, configure (to Landlord’s Building standard configuration) the above-ceiling grid electrical infrastructure for electrical drops to Tenant cubicles and work-stations (which cubicles, workstations and electrical drops are to be provided by Tenant at Tenant’s sole cost and expense).

1.2 Construction of First Floor Premises. Landlord and Tenant have approved that certain plan for the First Floor Premises prepared by Ferguson Pape Baldwin, dated June 18, 2009 and approved by Tenant on June 19, 2009 (the “First Floor Approved Working Drawings”). Landlord shall construct the improvements in the First Floor Premises (the “First Floor Tenant Improvements”) pursuant to the First Floor Approved Working Drawings. Tenant shall make no changes or modifications to the First Floor Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion if such change or modification would directly or indirectly delay the “Substantial Completion,” as that term is defined in Section 5.1 of this Tenant Work Letter, of the First Floor Premises (or any other portion of the Premises) or increase the cost of designing or constructing the First Floor Tenant Improvements. All First Floor Tenant Improvements shall be deemed Landlord’s property under the terms of the Lease. Tenant shall be responsible for the cost of any items not identified on the First Floor Approved Working Drawings. In connection therewith, any costs which arise in connection with any such items shall be paid by Tenant to Landlord in cash, in advance, upon Landlord’s request.

1.3 Additional Costs. In the event that after Tenant’s execution of this Lease, any revisions, changes, or substitutions shall be made to (i) the First Floor Approved Working Drawings, or (ii) the First Floor Tenant Improvements, or in the event that Tenant requests revisions, changes, or substitutions, then any additional costs (which are reasonable) which arise in connection with such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord’s request.

EXHIBIT B

SECTION 2

TENANT IMPROVEMENTS FOR THIRD FLOOR PREMISES

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Six Hundred Thousand and No/100 Dollars ($600,000.00) for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (including both the Third Floor Premises and First Floor Premises, at Tenant’s option) (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of any changes in the Base Building when such changes are required by the Construction Drawings; (iii) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); (iv) the cost of the Landlord’s Work; (v) the “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter; and (vi) a portion of the costs of the tenant demising walls and public corridor walls and materials, if any, as designated by Landlord.

2.3 Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Specifications. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Landlord shall retain Ferguson Pape Baldwin (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1, with respect to the Tenant Improvements. Tenant shall retain the engineering consultants designated by Landlord (subject to Tenant’s reasonable approval) (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s reasonable approval. Tenant and Architect shall verify, in the field, the

EXHIBIT B

dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Notwithstanding Landlord’s retention of the Architect Tenant acknowledges that the Construction Drawings being prepared by the Architect and Engineers are being prepared on Tenant’s behalf and, in connection therewith, Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding (i) Landlord’s retention of the Architect, (ii) that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and (iii) any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in the Lease, as amended, shall specifically apply to the Construction Drawings.

3.2 Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

3.3 Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.

3.4 Permits. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements. Landlord shall cause the Architect to submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the “Permits”); provided, however, that to the extent that the Architect shall be unable to obtain or is delayed in obtaining Permits due to the design of the Tenant Improvements as set forth in the Construction Drawings (a “Tenant Caused Permit Failure”), such delay shall be considered a Tenant Delay subject to the terms set forth in Section 5.2 of this Tenant Work Letter. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant’s responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its reasonable discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the “Substantial Completion” of the Premises as that term is defined in Section 5.1 of this Tenant Work Letter.

EXHIBIT B

3.5 Time Deadlines. Tenant shall use its good faith, diligent efforts to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the “Cost Proposal,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as reasonably possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by the parties, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. DPR, Construction, Inc. (the “Contractor”) shall construct the Tenant Improvements.

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Third Floor Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the “Cost Proposal Delivery Date”. Notwithstanding the foregoing, Tenant shall have a one-time right to object to such Cost Proposal prior to the Cost Proposal Delivery Date by providing Landlord with written notice of such objection. In the event Tenant so objects to the Cost Proposal, Tenant shall cause the Architect and/or Engineers to revise and resubmit the Construction Drawings to Landlord within three (3) business days following Tenant’s objection, which revised Construction Drawings shall again be subject to Landlord’s approval in accordance with the provisions of Section 3 of this Work Letter. Following the approval of the revised Construction Drawings by Landlord and Tenant, Landlord shall submit a revised cost proposal “Revised Cost Proposal” to Tenant for its approval in accordance with the terms set forth above in this Section 4.2. The date by which Tenant must approve and deliver the Revised Cost Proposal to Landlord shall be known hereafter as the “Revised Cost Proposal Delivery Date.” In the event Tenant fails to comply with any of the time deadlines set forth in this Section 4.2 (specifically including, without limitation, the approval of the original Cost Proposal or Revised Cost Proposal on or before the Cost Proposal Delivery Date or before the Revised Cost Proposal Delivery Date, as applicable), such failures shall be deemed to be Tenant delays subject to the terms of Section 5.2 of this Tenant Work Letter.

4.3 Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. In the event that the amount of the Cost Proposal (the “Final Costs”) are greater than the amount of the Tenant Improvement Allowance (the “Over-Allowance Amount”), then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the “Over-Allowance Payments”) shall be a condition to Landlord’s obligation to pay any amounts from the Tenant Improvement Allowance.

EXHIBIT B

In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs for such design and construction in excess of the Final Costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence.

4.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) four percent (4%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3 Contractor’s Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.3.4 Tenant’s Covenants. Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose. In addition, immediately after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

TERM COMMENCEMENT DATE

5.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the First Floor Tenant Improvements in the First Floor Premise and the Tenant Improvements in the Premises, pursuant to the First Floor Approved Working Drawings and the Approved Working Drawings, respectively, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. Subject to any delays by Tenant pursuant to Section 5.2 below, Landlord shall use its good faith, diligent, commercially reasonable efforts to cause Substantial Completion of (i) the First Floor Tenant Improvements on or before October 1, 2009, and (ii) the Tenant Improvements on or before December 31, 2009(it being acknowledged that certain portions of the Third Floor Premises “biology” and office spaces, as opposed to the Third Floor Premises “chemistry” spaces, may be Substantially Completed prior thereto).

5.2 Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Term Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Term Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of:

5.2.1 Tenant’s failure to comply with the Time Deadlines;

EXHIBIT B

5.2.2 Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5 Tenant’s request for changes in the First Floor Approved Working Drawings or the Approved Working Drawings;

5.2.6 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package;

5.2.7 Changes to the Base Building required by the Approved Working Drawings;

5.2.8 Tenant’s failure to approve the original Cost Proposal or Revised Cost Proposal on or before the Cost Proposal Delivery Date or before the Revised Cost Proposal Delivery Date, as applicable; or

5.2.9 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of the Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing over standard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2 Tenant’s Representative. Tenant has designated John Sharp as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3 Landlord’s Representative. Landlord has designated Project Management Advisors, Inc. as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT B

6.4 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.5 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default (beyond the applicable notice and cure period set forth in the Lease) as described in the Lease, or a default by Tenant under this Tenant Work Letter (beyond the applicable notice and cure period set forth in the Tenant Work Letter), has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.6 Cooperation by Tenant. Tenant and Landlord each acknowledge that the timing of the completion of the First Floor Approved Working Drawings, the Approved Work Drawings, the First Floor Tenant Improvements and the Tenant Improvements is of the utmost importance to Landlord. Accordingly, each party hereby agrees to fully and diligently cooperate with all reasonable requests by the other party in connection with or related to the design and construction of the First Floor Tenant Improvements and the Tenant Improvements, and in connection therewith, shall respond to each party’s request for information and/or approvals, except as specifically set forth herein to the contrary, within two (2) business days following request.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

TIME DEADLINES

1. For Third (3rd) Floor “Chemistry Space.”

Dates		Actions to be Performed
A.	July 23, 2009	Final Space Plan approved by Landlord and Tenant.

B.	August 24, 2009	Tenant to deliver Final Working Drawings to Landlord.

C.	Five (5) business days after the receipt of the Cost Proposal by Tenant	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

D.	Five (5) business days after the receipt of the Revised Cost Proposal by Tenant	Tenant to approve Revised Cost Proposal and deliver Revised Cost Proposal to Landlord.

SCHEDULE 1 TO

EXHIBIT B

EXHIBIT C

FORM OF ACKNOWLEDGEMENT OF TERM

AND COMMENCEMENT DATE

Pursuant to Section 4.2 of that certain Lease dated             , 2009, by and between HCP TPSP, LLC, a Delaware limited liability company (“Landlord”), and LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (“Tenant”), for a total of approximately 30,343 rentable square feet of space in that certain office building located at 11085 North Torrey Pines Road, San Diego, California (the “Building”), and comprised of (i) approximately 10,181 rentable square feet of office space located on the first (1st) floor of the Building, and (ii) approximately 20,162 rentable square feet of office and laboratory space on the third (3rd) floor of the Building, we hereby acknowledge that the Term Commencement Date of the Lease, as defined therein, is             , 20    and the Term Expiration Date of the Lease, as defined therein, is             , 20    .

IN WITNESS WHEREOF, the parties hereto have executed this Acknowledgment of Term and Commencement Date as of             , 2009.

LANDLORD:

HCP TPSP, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

TENANT:

LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

EXHIBIT D

5. No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord’s prior written consent. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.

10. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

11. Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.

12. Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

EXHIBIT D

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

23. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord’s regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.

24. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

EXHIBIT D

25. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D